Exhibit 10.1
MEMORANDUM OF UNDERSTANDING between UK Coal Mining Limited of Harworth Park, Doncaster, South Yorkshire DN118DB (“UKCML”) and Global Clean Energy Inc. of 2005, 3095 E. Parker Road, Aurora, Colorado 80014 (“GCE”).
WHEREAS UKCML has had numerous discussions with GCE concerning a project to remove and separate clay slimes and coal fines from the Prince of Wales mine slurry lagoon.
WHEREAS the parties wish to memorialize their understanding, which shall be as follows:
1.	Prince of Wales
1.1
GCE will undertake to empty lagoons filled with clay slimes and coal fines mixed with water at the present installation of UKCML of Prince of Wales, by extracting water containing fines and slimes in suspension from the lagoon and separating the coal fines from the slimes and removing the water from the coal fines and converting same into “dry” (total moisture not to exceed 20% and dry ash not to exceed 35%) slurry (“Slurry”) using a proprietary technology acquired by GCE;

1.2	Once separated GCE will be responsible for transporting and storing the Slurry to a suitable location provided by UKCML at the Prince of Wales site;
1.3
It is understood and agreed that the Slurry generated will be owned by UKCML and that the location provided by UKCML to GCE will be at no cost whatsoever. The location will remain the property of UKCML. Whilst, GCE will, at no time, be responsible for any environmental issues arising from either the removal of the Slurry, as discussed in Section 1.1, or for the storage of the Slurry at a location to be mutually agreed upon by the parties hereto (“Parties”), GCE and their agents or representative will adhere to safe working practices as stipulated by UKCML. At any time following transportation and storage by GCE, UKCML can take the Slurry for its own use to any site it so wishes;

1.4
It is agreed that the cost of performing a trial (“Trial”) with respect to the removal of the Slurry would be borne equally by both Parties, and it is estimated that the cost of said Trial will be $100,000 USD. It is expected that the Trial should indicate a recovery of a minimum of 2,000 tonnes of Slurry over a period of six weeks, however, if the amount recovered is less than 2,000 tonnes, then the amount payable by UKCML will be reduced by $10.00/tonne (i.e. if only 1,500 tonnes are recovered, then UKCML’s obligation to pay its $50,000 share would be reduced by $5,000). UKCML’s financial commitment obligation to the Trial will be no more than $50,000, unless otherwise agreed in writing;

1.5
A costing will be carried out prior to commencement of the project to detail the total cost likely to be encountered. These costings will be provided in good faith in order to agree the reasonable exposure of each party to this agreement. The costing shall include all costs associated with the Trial including but not limited to fuel, water treatment resulting from drying the Slurry, pipework, lifting equipment, transportation of equipment etc.;

1.6
Additionally, if UKCML agrees that the Trial successful, UKCML would be willing to provide GCE with access to its facilities and services at the Prince of Wales operation for the promotion and sale of the technology to other potential UK clients;

1.7
It is agreed that following a successful Trial UKCML will pay GCE a fee equal to $10.00 USD per tonne for Slurry extracted at Prince of Wales using this technology with GCE responsible for this operation and all costs;

1.8	Either party may terminate this agreement with a notice period of three months;

2.	OTHER PROVISIONS
2.1	The parties agree that they shall use reasonable endeavours to cooperate with each other in order to accomplish the above, which will begin upon a time schedule to be mutually agreed upon;
2.2	During the Trial process described above, UKCML will not engage or entertain any other offers from any third parties with respect to the contents of this Memorandum of Understanding;
2.3
Any breaches of existing environmental law or the introduction of any new environmental law relating to the matters contemplated by this Memorandum of Understanding, which results in either party being prevented wholly or in part from performing its obligations under this Memorandum of Understanding, then the affected party will be relieved from all liability in respect of any delay or failure in performing those obligations;

2.4	This Memorandum of Understanding supersedes any and all other Letters of Understanding or Memorandums of Understanding and can only be amended by mutual consent of the Parties.
AND THE PARTIES HAVE SIGNED this 7th day of April 2008;
UK COAL MINING LIMITED

/s/ P.E. Garner

Per: P.E. Garner 9/4/08
GLOBAL CLEAN ENERGY INC.

/s/ John Grob

Per: John Grob, President